Exhibit 4.6

SECURED PROMISSORY NOTE

May 1, 2015	$30,000.00

1.              PRINCIPAL AND INTEREST: For value received, NAC Drive Systems, Inc. with an address at 4720 Salisbury Road, Jacksonville, Florida 32256 ("Maker" or "NAC") promises to pay QSC Management, Inc. with an address at 648 Horseblock Rd., Farmingville, New York 11738 ("Holder"), in lawful money of the United States of America, the principal amount of thirty thousand ($30,000.00) dollars with interest at a rate of ten (15%) percent per year.

1.1 The payment of the principal and interest, accrued up to and including the date of payment, of this Note will be due within one hundred twenty (120) days of the date of this Note ("Payment Date") or within seven (7) days of NAC's receipt of payment on identified receivables as described and set forth in paragraph 3.1 and 3.2, whichever is earlier.

1.2 Interest shall only be due up to and including the date of payment of the principal in full.

1.3 In the event that the Maker pays part or all of the principal and interest ten (10) days prior to the Note's Payment Date, then Maker may request additional sums up to and including a total of thirty ($30,000) dollars from the Holder ("Additional Sums"). The Holder shall have three (3) business days to provide the Additional Sums to the Maker. In no event shall the principal amount of the unpaid original sums and Additional Sums be in excess of thirty ($30,000.00) dollars.

1.4 Any Additional Sums shall be due and payable within the Payment Date regardless of when the Additional Sums were provided to the Maker from the Holder, although such time period may be less than seven (7) days of NAC's receipt of the funds.

2.             PREPAYMENT: Maker may prepay the loan anytime without prepayment penalty; however, the Maker shall be responsible for per diem interest.

3.             COLLATERAL AND SUBORDINATION:

3.1. As security for the payment of this Note and performance by Maker of all obligations to Holder arising under this Note and any and all other indebtedness of Maker to Holder, this Note is secured by certain receivables identified by purchase orders provided by NAC to QSC prior to the funding of the Note ("Identified Receivables"). The Identified Receivables shall be held separately by the Company pending the payment of such receivables and by the Maker's customer(s), and the appropriate payments made to the Holder; the Company may not use the proceeds from the Identified Receivable (A list of the Identified Receivables shall be attached to this Note and made a part hereof, marked Schedule 1).

3.2 NAC shall pay the Holder the proportionate principal and interest on each one of the Identified Receivables within seven (7) days of the date of receipt by NAC. For example if there are two Identified Receivables, one for $20,000 and one for $30,000, then, upon payment of the $20,000 invoice, NAC shall pay 40% percent of the principal and applicable interest back to the Holder (because the $20,000 invoice represents 40% of the Identified Receivables). NAC has the right to pay more that proportionate share of principal and interest upon receipt of the payment from an Identified Receivable.

3.3 The Maker shall establish a separate business checking account at its bank, Wells Fargo, for the purposes of depositing all payments relating to the Identified Receivables, and payments to Holder under the terms of this Note ("Designated Account"). Maker shall provide copies of the monthly bank statements of the Designated Account to William V. DeCandido, P.C., Attorney for Holder, and shall provide any other relevant banking documents with respect to the Designated Account.

3.4 The Maker shall authorize all actions, agree to take all actions and to sign all documents and instruments, which Holder deems necessary or desirable to protect the security interests granted herein or otherwise to carry out the intentions of the aforesaid grant including, but not limited to, the execution of financing, continuation, amendments and termination statements under the Uniform Commercial Code of the State in which the collateral in located.

4.             DEFAULT: This Note shall be in default upon the happening of any one of the following events:

(a)         Maker fails to pay any amount when due as herein set forth;

(b)        Insolvency of the Maker or the commencement of any proceeding by or against the Maker for any relief of indebtedness, reorganization, compositions or extensions.

5.             REMEDIES: Holder's remedies shall be cumulative with any and all other remedies available to it at law or in equity. Maker waives any right to presentment, notice, dishonor, notice of dishonor or demand. Holder may delay enforcing any of its rights under this Note without losing or waiving them. Holder's waiver of any default shall not constitute a waiver or any subsequent default.

6.             COLLECTION COSTS: In the event of a default under the terms of this Note, Maker agrees to pay all collection costs, including but not limited to attorneys' fees and court costs, incurred by Holder, whether before, during or subsequent to any bankruptcy proceedings, litigation, or appeal.

7               DEFAULT RATE: If this Note is not paid when due, whether as stated or by acceleration, Holder may collect interest on the unpaid balance, at a rate equal to the lesser of twenty three (23%) percent per annum or the maximum rate permitted to be charged for similar loans in the State of New York.

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8.               ENTIRE AGREEMENT: This Note is the final expression of the agreement and understanding of the Maker and Holder with respect to the general subject matter hereof and supersedes any previous understanding, negotiations or discussions, whether written or oral. This Note may only be modified in writing and may not be contradicted by evidence of any alleged oral agreement. This Note binds the successors and/or assignees of the parties.

9.               GOVERNING LAW: This Note shall be construed in accordance with the laws of the State of New York. The parties consent to the jurisdiction of the New York State Supreme Court and Nassau County as the proper venue.

Accepted and agreed to on the date first indicated above.

NAC DRIVE SYSTEMS, INC.

/s/ Vincent Govese
By: Vincent Govese Chief Executive Officer

ACKNOWLEDGEMENT INSIDE NEW YORK

STATE OF NEW YORK	)
COUNTY OF	) ss:

On the_____ day of__________________  in the year 2015 before me the undersigned, a Notary Public in and for said State, personally appeared VINCENT GENOVESE personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

NOTARY PUBLIC

(Acknowledgment Outside of New York State on Following Page)

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ACKNOWLEDGMENT OUTSIDE NEW YORK STATE
[Out of State or Foreign General Acknowledgment Certificate]

STATE OF FLORIDA COUNTY OF ST JOHNS } ss.:

(Complete Venue with State, Country, Province or Municipality)

On the 5th day of May in the year 2015 before me, the undersigned, personally appeared VINCENT GENOVESE as individual.

Personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), that by his/her/their signature(s) on the instrument, the individual(s), or person upon behalf of which the individual(s) acted, executed the instrument, and that such individual made such appearance before the undersigned in the City of Ponte Vedra Beach and State of Florida.

/s/ Matthew Estrada
Matthew Estrada Express: January 26, 2019

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